Exhibit 23.2

11 Greenway Plaza, Suite 1515 Houston, TX 77046 (713) 621-1515 Fax: (713) 621-1570	(Null-Lairson Logo)	One Sugar Creek Blvd., Suite 920 Sugar Land, TX 77478 (281) 242-8600 Fax: (281) 242-7333

July 9, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read the revised Change in Accountants disclosure included in the Registration Statement on Form SB-2 of Americana Publishing, Inc. (the “Company”) and we are in agreement with the statements contained therein, including the statement that our report on the financial statements as of and for the fiscal year ended December 31, 2000, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. We are also in agreement with the statements contained in the third sentence under the caption “Change in Accountants” that the Company’s board of directors approved the change in accountants and that during the Company’s fiscal year preceding such change in accountants and any subsequent interim period preceding such change in accountants, there were no disagreements with our firm on any matter of accounting principles of practices, financial statement disclosure, or auditing scope or procedure. We have no basis to agree or disagree with other statements of the registrant contained under that caption.

/s/ Null-Lairson PC CPA’s

Houston, Texas
July 9, 2002